Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-130838 and No. 333-135253) pertaining to the registration of shares of Knoll, Inc. common stock, and the Registration Statement (Form S-8 No. 333-121232) pertaining to the Knoll, Inc. 1996 Stock Incentive Plan, Knoll, Inc. 1997 Stock Incentive Plan, Knoll, Inc. 1999 Stock Incentive Plan, Knoll, Inc. Employee Stock Purchase Plan and The Knoll Retirement Savings Plan, of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Knoll, Inc., Knoll Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Knoll, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/S/    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 9, 2007